Exhibit 99.14

Piedra Energy IV, LLC

Comparative Financial Report

March 31, 2023

CONTENTS

Page
Independent Auditor’s Review Report	1

Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations (Unaudited)	4

Consolidated Statements of Members’ Equity (Unaudited)	5

Consolidated Statements of Cash Flows (Unaudited)	6 - 7

Notes to Consolidated Financial Statements (Unaudited)	8 - 18

Piedra Energy IV, LLC

Balance Sheets

ASSETS

	MARCH 31,
	2023	DECEMBER 31,
	Unaudited	2022
CURRENT ASSETS
Cash and cash equivalents	$377,445	$12,295,453
Accounts receivable - oil and gas sales	8,375,740	566,131
Prepaid expenses and other	—	3,213

Total current assets	8,753,185	12,864,797

OIL AND GAS PROPERTIES, successful efforts method
Proved properties	209,094,936	56,689,630
Lease and well equipment	53,831,887	4,694,802
Wells in progress	19,527,471	137,701,327
Tubular stock	1,036,293	3,774,027

Less: accumulated depletion, depreciation, amortization and impairment	(35,295,915)	(166,522)

Oil and gas properties, net	248,194,672	202,693,264

NON-CURRENT ASSETS
Deferred financing costs, net	642,171	533,494

TOTAL ASSETS	$257,590,028	$216,091,555

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	238,287	330,008
Accounts payable - related parties	110,445,591	72,921,406

Total current liabilities	110,683,878	73,251,414

NON-CURRENT LIABILITIES
Asset retirement obligations	879,571	268,349
Deferred state margin tax liability	1,204,394	—
Line of credit	55,000,000	30,000,000

Total non-current liabilities	57,083,965	30,268,349

MEMBERS’ EQUITY	89,822,185	112,571,792

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$257,590,028	$216,091,555

The Notes to the Financial Statements are an integral part of these statements.

Piedra Energy IV, LLC

Statements of Operations (Unaudited)

Three Months Ended March 31, 2023 and 2022

	2023	2022
REVENUES
Oil sales	$16,761,661	$—
Natural gas sales	234,109	—

Total revenues	16,995,770	—

EXPENSES
General and administrative expenses	404,958	378,369
Oil and gas production costs	1,190,024	15,081
Oil and gas production taxes	880,344	—
Depreciation, depletion and amortization	35,129,393	—
Accretion of asset retirement obligation	14,291	1,172
Abandoned project costs	$—	11,744

Total expenses	37,619,010	406,366

OPERATING LOSS	(20,623,240)	(406,366)

OTHER INCOME/(EXPENSE)
Interest expense	(921,973)	—

NET LOSS BEFORE TAXES	(21,545,213)	(406,366)

MARGIN TAX	1,204,394	—

NET LOSS	$(22,749,607)	$(406,366)

The Notes to the Financial Statements are an integral part of these statements.

Piedra Energy IV, LLC

Statements of Members’ Equity (Unaudited)

Three Months Ended March 31, 2023 and 2022

BALANCE, January 1, 2022	$60,344
Contributions	59,774,477
Net loss	(406,366)

BALANCE, March 31, 2022	$59,428,455

BALANCE, January 1, 2023	$112,571,792
Net loss	(22,749,607)

BALANCE, March 31, 2023	$89,822,185

The Notes to the Financial Statements are an integral part of these statements.

Piedra Energy IV, LLC

Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,749,607)	$(406,366)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation, depletion and amortization	35,129,393	—
Amortization of deferred financing costs	97,733	—
Increase in deferred state tax liability	1,204,394	—
Accretion of asset retirement obligation	14,291	1,172
Changes in operating assets and liabilities
Accounts receivable - oil and gas sales	(7,809,609)	50
Accounts payable - related parties	2,976,641	(4,539,729)
Accounts payable and accrued liabilities	(91,721)	—
Prepaid expenses and other	3,213	—

Net cash provided by/(used in) operating activities	8,774,728	(4,944,873)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of oil and gas properties	(47,486,326)	(36,247,373)

Net cash used in investing activities	(47,486,326)	(36,247,373)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions	—	59,774,477
Proceeds from issuance of debt	25,000,000	—
Proceeds from related party borrowings	2,000,000	—
Payment of debt issue costs	(206,410)	—

Net cash provided by financing activities	26,793,590	59,774,477

Net change in cash and cash equivalents	(11,918,008)	18,582,231

CASH AND CASH EQUIVALENTS, beginning of the period	12,295,453	89,033

CASH AND CASH EQUIVALENTS, end of the period	$377,445	$18,671,264

The Notes to the Financial Statements are an integral part of these statements.

Piedra Energy IV, LLC

Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2023 and 2022

	2023	2022
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures accrued in accounts payable at period-end	$95,794,337	$540,243

OTHER SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$651,059	$—

The Notes to the Financial Statements are an integral part of these statements.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 1. Summary of Significant Accounting Policies

Nature of Operations

Piedra Energy IV, LLC (Piedra, the Company) is a Delaware limited liability company formed October 11, 2018 to acquire, maintain, drill, develop, and operate oil and gas interests in the continental United States. The Company’s assets are located in the Permian Basin.

The Company is owned by EnCap Energy Capital Fund XI, L.P. (95.2381%, EnCap) and Piedra Resources IV, LLC (4.7619%, Management Member), which is owned by certain members of management (collectively, the Investor Group or Members). Management Member manages the Company on behalf of the other Members. A five-member board of managers governs the actions of the Company. Under the terms of the Limited Liability Company Agreement (the Agreement), the Investor Group has committed to contribute up to $302.0 million to the Company and Rock River Minerals IV, LP, a related party. Of this commitment amount, the Investor Group contributed $116 million to the Company through March 31, 2023 and December 31, 2022. The Investor Group had a remaining commitment to the Company and Rock River Minerals IV, LP of $40 million at March 31, 2023 and December 31, 2022. The term of the Company is to continue until terminated by the board of managers and/or per the terms of the Agreement.

Piedra Operating, LLC (Operating) acts as the operator of the properties owned by the Company in accordance with the terms of a service and operating agreement effective August 8, 2018.

Estimates and Uncertainties

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant assumptions are required in the valuation of proved oil and gas reserves which may affect the amount at which oil and gas properties, provisions for depreciation, depletion and amortization, and impairment of oil and gas properties are recorded. Estimation of asset retirement obligations is based on estimates regarding the timing and cost of future asset abandonments. Estimation of production volumes near period end is required in order to determine the amount of oil and gas revenue receivable at period end. It is possible these estimates could be revised in the near-term and these revisions could be material.

Reclassifications

Certain reclassifications have been made to the December 31, 2022 balance sheet to conform to the current year presentation.

Piedra Energy IV, LLC

Notes to Financial Statements

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisition costs attributable to proved oil and gas properties are depleted by field using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves. Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was $35,129,393 and $0 for the quarters ended March 31, 2023 and March 31, 2022 respectively. The Company had capitalized costs related to proved properties and related equipment of $262,926,823 and $61,384,432 at March 31, 2023 and December 31, 2022 respectively.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. No impairment was recognized for the quarters ended March 31, 2023 and March 31, 2022.

Piedra Energy IV, LLC

Notes to Financial Statements

Costs of unproved properties at March 31, 2023 and December 31, 2022 represent amounts related to lease and well equipment and intangible drilling costs for wells in progress. Unproved oil and gas lease terms are generally for a period of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually.

The Company maintains tubular stock purchased for use in the course of exploration, development and production of oil and gas. Tubular stock is carried at cost and reviewed periodically for impairment, if indicators exist, at which point the Company will recognize an impairment expense for the difference between the fair value and carrying value of the tubular stock. The cost basis of tubular stock to be utilized is depleted as a component of oil and gas properties once the tubular stock is used in drilling or other capitalized operations.

Revenue Recognition

Recognition of revenue involves a five step approach including identifying the contract, identifying the separate performance obligations, determining the transaction price, allocating the price to the performance obligations and recognizing revenue as the obligations are satisfied.

Revenues from the Company’s royalty and non-operated working interest properties are recorded under the cash receipts approach as directly received from the remitters’ statement accompanying the revenue check. Since the revenue checks are generally received two to four months after the production month, the Company accrues for revenue earned but not received by estimating production volumes and product prices. Any identified differences between its revenue estimates and actual revenue received historically have not been significant.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

In accordance with ASC Topic 606, the Company records transportation and processing costs that are incurred after control of its product has transferred to the customer as a reduction of “Oil sales” in the Statement of Operations.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Piedra Energy IV, LLC

Notes to Financial Statements

Accounts Receivable

The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest owner receivables and oil and gas sales receivables related to these operations are generally unsecured. The Company determines joint interest owner accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. The Company had no allowance for doubtful accounts at March 31, 2023 and December 31, 2022 based on the expectation that all receivables will be collected. The Company has not realized bad debt expense during the quarters ended March 31, 2023 and March 31, 2022. The opening balance of customer accounts receivable on January 1, 2023 and January 1, 2022 was $566,131 and $0, respectively.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using the straight-line method. Deferred financing costs were $642,171 and $533,494, net of accumulated amortization of $120,928 and $23,195 at March 31, 2023 and December 31, 2022, respectively. Amortization of deferred financing costs totaled $97,733 and $0 for the quarters ended March 31, 2023 and March 31, 2022, respectively, and was recorded as interest expense in the statement of operations.

Accounts Payable

Accounts payable – related parties include obligations incurred in the ordinary operation of the business for services performed and products received paid by Operating on its behalf.

Asset Retirement Obligations

The Company accounts for its asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and is recognized in the period in which a legal obligation is incurred. The liability amounts are based on retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit adjusted risk-free rate of interest.

The asset retirement obligation is recorded at its estimated present value as of the obligation’s inception with an offsetting increase to proved properties in the balance sheet. This addition to proved properties represents a non-cash investing activity for presentation in the statement of cash flows. After initially recording the liability, it accretes for the passage of time, with the increase reflected as accretion expense in the statement of operations.

Piedra Energy IV, LLC

Notes to Financial Statements

Income Taxes

The Company is a limited liability company, and therefore will be treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the Members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal income tax provision has been made in the financial statements of the Company since the federal income tax is an obligation of the Members.

As the Company is not subject to federal income tax, but is subject to state margin tax, provisions for state margin taxes are based on taxes payable for the current year and deferred taxes on temporary differences between the amount of taxable margin and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted state margin tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for state margin taxes. At March 31, 2023 and December 31, 2022, the Company’s liability for deferred state margin tax is $1,204,394 and $0, respectively.

The Company follows the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC Topic 740 requires that the Company recognize in its financial statements the financial effects of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining its state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.

Under the centralized partnership audit rules of the Internal Revenue Service (“IRS”), the IRS assesses and collects underpayments of tax from the LLC instead of from each member. The LLC may be able to pass the adjustments through to its members by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

The collection of tax from the LLC is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income tax on LLC income, regardless of who pays the tax or when it is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the financial statements.

Piedra Energy IV, LLC

Notes to Financial Statements

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842) . The FASB is issuing this Update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The Company adopted ASU 2016-02 effective January 1, 2022.

In October 2018, the FASB issued ASU 2018-17 Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which simplifies VIE guidance for private companies. Under this statement, a private company could make an accounting policy election to not apply VIE guidance to legal entities under common control (including common control leasing arrangements) when certain criteria are met. This statement is effective for fiscal years beginning after December 15, 2020. The Company adopted this guidance on January 1, 2020 although the adoption did not have an impact on the presentation of the Company’s financial statements.

Subsequent Events

The Company evaluates subsequent events for potential recognition and/or disclosure through the date the financial statements are available to be issued.

Note 2. Acquisition of Oil and Gas Property

In the first quarter of 2022, the Company acquired undeveloped leasehold of approximately 2,589 acres in Andrews County, Texas for $33,495,475 and it signed contracts for development with University Lands covering an additional approximately 405 acres for $819,240.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 3. Related Party Transactions

As of March 31, 2023, the Company had accounts payable due to related parties of $110,445,591. These are presented in accounts payable – related parties on the balance sheet. Of the total amount, $95,794,337 related to joint interest billings and accrued expenses for oil and gas operations and $3,608,387 related to the allocation of general and administrative expenses and other expenses paid on its behalf by Operating, net of revenue of $4,920,884 owed to the Company for wells in which it shares a working interest with Piedra Energy III. During the quarter ended March 31, 2023, Piedra Operating paid general and administrative expenses totaling $52,381 on behalf of the Company. The Company is subject to the Management Services Agreement with Piedra Operating, LLC, which allows for an allocation of general and administrative expenses to the Company. During the quarter ended March 31, 2023, general and administrative expenses of $370,117 were allocated to the Company. In addition, the Company had accounts payable to Rock River IV related to loans from Rock River IV of $12,068,876 for operating expenses and accounts payable to Piedra Energy III of $3,894,925 for tubular goods.

As of December 31 , 2022, the Company had accounts payable due to related parties of $72,921,406. These are presented in accounts payable- related parties on the balance sheet. Of the total amount, $56,971,874 related to joint interest billings and accrued expenses for oil and gas operations and $7,220,706 related to the allocation of general and administrative expenses and other expenses paid on its behalf by Operating. During the period ended December 31, 2022, Piedra Operating paid general and administrative expenses totaling $35,065 on behalf of the Company. The Company is subject to the Management Services Agreement with Piedra Operating, LLC, which allows for an allocation of general and administrative expenses to the Company. During the period ended December 31, 2022, general and administrative expenses of $1,859,469 were allocated to the Company. In addition, the Company had accounts payable to Rock River IV related to loans from Rock River IV of $10,068,876 for operating expenses and accounts receivable due from Piedra Resources IV of $1,340,050 for contributions from members.

Note 4. Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (ASC Topic 820), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1 inputs – Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Piedra Energy IV, LLC

Notes to Financial Statements

Level 3 inputs – Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

Fair Value Measurements on a Nonrecurring Basis

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk free rate. See Note 5 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Note 5. Asset Retirement Obligations

The following are changes in the asset retirement obligation for the period indicated:

Balance, January 1, 2023	$268,349
Liability incurred upon acquiring and drilling wells	596,931
Accretion expense	14,291

Balance, March 31, 2023	$879,571

Based on the expected timing of settlement, all amounts are classified as non-current.

Note 6. State Margin Taxes

The Company follows the provisions of FASB ASC 740-10, Income Taxes, which provides for recognition of a deferred tax asset for deductible temporary differences, net of a valuation allowance, and recognition of a deferred tax liability for taxable temporary differences. The Company is not subject to federal income taxes.

The Company is subject to the Texas Margin Tax. The taxable margin on all income derived from operations in the State of Texas is taxed at a rate of 1%. The Company recognizes deferred tax assets and liabilities for temporary differences related primarily to IDC, which are capitalized for financial statement purposes and are deducted for Texas Margin Tax purposes.

The provision for income taxes consists of deferred taxes and differs from amounts that would be calculated by applying state mandated rates on margin from income derived from operations in the State of Texas, due to the effect of various deductible and nondeductible items.

The provision for state margin taxes for the quarters ended March 31, 2023 and 2022 is $1,204,394 and $0, respectively.

Piedra Energy IV, LLC

Notes to Financial Statements

The tax effect of temporary differences in the timing of IDC expense deductions of $160,585,848 and $0 gives rise to significant portions of the deferred tax liability at March 31, 2023 and December 31 , 2022 respectively.

Note 7. Bank Credit Facility

The Company entered into a bank credit facility on December 23, 2022. Pursuant to the credit agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the credit agreement, or $100 million, which is the maximum borrowing capacity of the bank credit facility. The outstanding balance is $55 million and $30 million at March 31, 2023 and December 31, 2022 respectively. The loan is due at maturity on December 23, 2024. The bank credit facility is secured by substantially all of the Company’s oil and gas properties. There are no letters of credit outstanding under the bank credit facility at March 31, 2023 and December 31, 2022.

The Company may elect that borrowings be comprised of any combination of adjusted base rate (ABR) loans or adjusted SOFR rate loans. The Company pays interest on the unpaid principal amount of each loan until such principal amount is repaid in full. Interest on the loans is determined as follows:

•

with respect to ABR loans, the adjusted base rate equals the U.S. Prime Rate as published by The Wall Street Journal, plus an applicable margin ranging from and including 0.5% and 1.25% per annum, determined by the percentage of the borrowing base then in effect that is drawn, or

•

with respect to any adjusted SOFR rate loans, one-, two-, three- or six-month SOFR plus the SOFR Spread ranging from and including 2.00% and 3.00% per annum, determined by the percentage of the borrowing base then in effect that is drawn.

Interest expense related to the bank credit facility for the quarters ended March 31, 2023 and 2022 was $824,240 and $0, respectively. The effective interest rate at March 31, 2023 and December 31, 2022 was 8.97% and 8.42%, respectively.

Note 8. Significant Concentrations

During 2023 and 2022, all the Company’s sales and accounts receivable- oil and gas sales were related to oil and gas production in the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry. The Company’s revenues are all from oil and gas production in the Permian Basin of West Texas which exposes the Company to geographic risk in the event that there are changes in this region. The Company sold production comprising 99% and 0% of oil revenues to one third-party purchaser for the quarters ended March 31, 2023 and 2022, respectively. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The Company regularly maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 9. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of March 31, 2023 and December 31, 2022.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.

No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Note 10. Members’ Equity Accounts

Capital contributions are based on capital calls, as determined by the board of managers. Contribution requests to the Members are based on their commitment interest during that period of time, as defined by the Agreement. Cash earnings on profits and any items in nature of income or gain will be applied to the Members’ capital accounts in accordance with their earnings interest, as defined by the Agreement.

The Company has three classes of members’ equity, Classes A, B and C Units. Class A and B Units have all the rights, privileges, preferences and obligations provided for in the Agreement, which are consistent with an ordinary equity ownership interest. Class A Units are a class of up to 2,520,000 membership units to be issued to EnCap. Class B Units are a class of up to 120,000 membership units to be issued to Piedra Resources IV, LLC. The purchase price per each Class A and Class B Unit is $100. At March 31, 2023 and December 31, 2022, EnCap has purchased 1,104,762 Class A Units for a total of $110,476,190 and Resources has purchased 55,238 Class B Units for a total of $5,523,810. The board of managers has issued 100,000 Class C Units to Resources. Class C Units do not have voting rights and holders are not required to make any form of contribution to the Company. Class C Units do not have a risk of loss and will only be entitled to share in distributions and allocations if and to the extent the board of managers makes such distributions and applicable thresholds have been met. As such, the Class C Units are treated as a profit-sharing arrangement accounted for under FASB ASC Topic 710, Compensation – General, for which distributions will be expensed to compensation as declared.

Piedra Energy IV, LLC

Notes to Financial Statements

Note 11. Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through May

4, 2023, the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events other than the following:

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The Company is party to a Stock Purchase Agreement with Ovintiv effective January 1, 2023 whereby Ovintiv will acquire all outstanding Class A and B Units of the Company. The transaction is expected to close on or before June 30, 2023.